Exhibit 10.9
Deferred Stock Unit Award
     This Deferred Stock Unit Award (“Award”) is granted on [Grant Date] by Motorola, Inc. (“Motorola” or the “Company”) to the undersigned Non-Employee Director (“Director”) of the Motorola Board of Directors (“Board”).
     WHEREAS, Director is receiving this Award under the Motorola Omnibus Incentive Plan of 2006 (the “2006 Omnibus Plan”); if a term is used but not defined, it has the meaning given such term in the 2006 Omnibus Plan;
     WHEREAS, this Award is being made as part of the Company’s compensation program for Directors and is authorized by the Compensation and Leadership Committee;
     WHEREAS, this Award provides the Director with the right to receive shares of Motorola common stock in the future in the form of deferred stock units (the “Deferred Stock Units”); and
     Whereas, this right to receive Deferred Stock Units is conditioned upon the Director executing and delivering to Motorola an agreement evidencing the terms, conditions and restrictions applicable to the Deferred Stock Units.
     Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards deferred stock units to Director on the following terms and conditions:
     1. The Company hereby grants to Director a total of       Motorola deferred stock units (the “Deferred Stock Units”) subject to the terms and conditions set forth below.
     2. The Deferred Stock Units may not be sold, assigned, transferred, pledged or encumbered by Director at any time.
     3. Upon the termination of the Director’s service on the Board, the Company shall deliver to the Director a certificate representing a number of shares of Motorola common stock equal to the number of Deferred Stock Units then credited to the Director’s account, plus a cash payment equal to the value of any fractional Unit so credited.
     4. Upon Motorola’s payment of a dividend with respect to its common stock, the number of Deferred Stock Units credited to the Director shall be increased by the number obtained by dividing (a) the amount of dividend the Director would have received had the Director owned a number of shares of Motorola common stock equal to the number of Deferred Stock Units then credited to his or her account by (b) the closing price of the Motorola common stock on the day before the day of the dividend payment, as reported for the New York Stock Exchange-Composite Transaction in The Wall Street Journal, Midwest Edition.
     In the event a dividend is paid in shares of stock of another company or in other property, the Director will be credited with the number of shares of that company or the amount of property which would have been received had the Director owned a number of shares of Motorola common stock equal to the number of Deferred Stock Units credited to his or her account and any such shares and property shall be delivered to the Director upon termination of the Director’s service on the Board.
     6. If the number of outstanding shares of Motorola common stock is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Deferred Stock Units subject to this award shall be adjusted to correspond to the change in the outstanding shares of common stock.
     7. Except with respect to dividends (as described above), the Director shall have no rights as a stockholder of Motorola with respect to the Deferred Stock Units including the right to vote until delivery of certificates representing shares of Motorola common stock in satisfaction of the Deferred Stock Units.
     8. No assets or shares of Motorola common stock shall be segregated or earmarked by Motorola in respect of any Deferred Stock Units granted hereunder. The grant of Deferred Stock Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
     9. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.
     10. The 2006 Omnibus Plan and the Prospectus for the 2006 Omnibus Plan are available at http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196 (847) 576-7885.
     In Witness Whereof, the parties have executed this Agreement as of the date first above-written.

Motorola, Inc.

By:
Signature of Director

Title:
Name of Director (Please Print)